FIRST SUPPLEMENTAL INDENTURE

         FIRST SUPPLEMENTAL INDENTURE, dated as of February 20, 2002 (this "Supplemental Indenture"), between Foster Wheeler Ltd., a company duly organized and existing under the laws of Bermuda (the "Company") and BNY Midwest Trust Company, an Illinois banking corporation, not in its individual capacity but solely as Trustee (the "Trustee"). All capitalized terms used herein and not otherwise defined shall have the meaning provided in the Indenture referred to below.

                                    RECITALS:

         WHEREAS, the Company, Foster Wheeler LLC, a Delaware limited liability company, as the guarantor, and the Trustee are parties to an Indenture, dated as May 31, 2001 (the "Indenture");

         WHEREAS, Section 7.1(h) of the Indenture provides that the Company, when authorized by a Board Resolution, and the Trustee may jointly amend the Indenture and the Securities without the consent of any Holder of Securities to cure any ambiguity, to correct or supplement any provision therein which may be inconsistent with any other provision therein or which is otherwise defective, or to make any other provisions with respect to matters or questions arising under the Indenture which the Company and the Trustee may deem necessary or desirable and which shall not be inconsistent with the provisions of the Indenture, so long as such action does not, in the good faith opinion of the Board of Directors of the Company (as evidenced by a Board Resolution) and the Trustee, adversely affect the interests of the Holders of Securities in any material respect;

         WHEREAS, the Company proposes to correct a defect in Section 4.1(d) of the Indenture; and

         WHEREAS, all actions by the Company necessary to make this Supplemental Indenture a valid agreement of the Company, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

         NOW THEREFORE, it is agreed as follows:

                                    ARTICLE I
                                    ---------

                                    AMENDMENT
                                    ---------

         Section 1.01. Section 4.1(d) of the Indenture is hereby amended by deleting it in its entirety, and replacing it with the following Section 4.1(d):

                           "(d) the Company or the Guarantor fails to make any
                  payment (of principal or interest (regardless of amount) in respect of any Indebtedness aggregating $15,000,000 or more, when and as the same shall become due and payable (beyond any applicable grace period expressly set forth in the governing documents), unless such Indebtedness is discharged; or any event or condition occurs that results in any such Indebtedness becoming due prior to its scheduled maturity, unless such acceleration is waived, cured, rescinded or annulled, and such failure or such event or condition shall continue for a period of 30 days after written notice of such failure shall have been given to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Securities; or"




                                   ARTICLE II
                                   ----------

                                  MISCELLANEOUS
                                  -------------

         Section 2.01. This Supplemental Indenture is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Indenture.



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

         Section 2.02. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same instrument.

         Section 2.03. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.

         Section 2.04. The recitals contained herein shall be taken as the statements of the Company and not of the Trustee and the Trustee assumes no responsibility for the correctness thereof and makes no representations as to the validity or sufficiency of this Supplemental Indenture.

         Section 2.05. Upon the execution of this Supplemental Indenture, the Indenture and the Securities theretofore issued shall be deemed to be modified and amended in accordance with this Supplemental Indenture and the respective rights, limitation of rights, obligations, duties and immunities under the Indenture of the Company and the Trustee and the Holders of the Securities shall thereafter be determined, exercised and enforced thereunder subject in all respects to such modifications and amendments, and all the terms and conditions of this Supplemental Indenture shall be and be deemed to be part of the terms and conditions of the Indenture and the Securities theretofore issued for any and all purposes.

         Section 2.06. This Supplemental Indenture shall become effective on the date first above written upon receipt of the executed counterparts from each party to this Supplemental Indenture.

         Section 2.07. INDEMNITY. The Company shall indemnify the Trustee against any and all claims by the Holders arising out of or in connection with its execution and delivery of this


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

Supplemental Indenture, except any such loss, liability, claim, damage or expense as determined by a court of competent jurisdiction to have been caused by the negligence or bad faith of the Trustee. The Trustee shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Trustee to so notify the Company shall not relieve the Company of its obligations hereunder. The Company shall defend the claim and the Trustee shall cooperate in the defense. The Trustee may have separate counsel and the Company shall pay the reasonable fees and expenses of such counsel. The Company need not pay for any settlement made without its consent, which consent shall not be unreasonably withheld or delayed.

         Section 2.08. SUCCESSORS. All agreements of the Company in this Supplemental Indenture shall bind its successors. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

         Section 2.09. SEVERABILITY. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         Section 2.10. HEADINGS. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only and are not to be considered part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.




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


         IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.



                                        FOSTER WHEELER LTD.



                                        By: /s/ Gilles A. Renaud
                                            ------------------------------------
                                            Name:   Gilles A. Renaud
                                            Title:  Senior Vice President and
                                            Chief Financial Officer


                                        BNY MIDWEST TRUST COMPANY, as Trustee



                                        By: /s/ C. Potter
                                            ------------------------------------
                                            Name:   C. Potter
                                            Title:  Assistant Vice President




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